Exhibit 5.2

[Letterhead of Williams, Mullen, Clark & Dobbins]

May 21, 2012

Westmoreland Partners

Westmoreland – North Carolina Power, L.L.C.

9540 South Maroon Circle, Suite 200

Englewood, Colorado 80112

Ladies and Gentlemen:

We have acted as special Virginia counsel to Westmoreland Partners, a Virginia general partnership (the “Partnership”) and Westmoreland – North Carolina Power, L.L.C., a Virginia limited liability company (the “Virginia Guarantor”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-4 by Westmoreland Coal Company (the “Company”) and the Partnership with the Commission on May 21, 2012 (the “Registration Statement”), relating to the registration of the offer by the Company and the Partnership to exchange up to $125,000,000 aggregate principal amount of its 10.75% Senior Secured Notes due 2018 registered under the Securities Act (the “New Notes”) for its existing 10.75% Senior Secured Notes due 2018 (the “Old Notes”). The New Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis (the “Guarantees”) by the Virginia Guarantor, Westmoreland Energy LLC, a Delaware limited liability company, WEI-Roanoke Valley, Inc., a Delaware corporation (“WEI”), Westmoreland – Roanoke Valley, L.P., a Delaware limited partnership (“WRV”), Westmoreland Resources, Inc., a Delaware corporation, WRI Partners, Inc., a Delaware corporation, Westmoreland Kemmerer, Inc., a Delaware corporation, Westmoreland Coal Sales Company, Inc., a Delaware corporation, Westmoreland Power, Inc., a Delaware corporation, and WCC Land Holding Company, Inc., a Delaware corporation (collectively, the “Guarantors”). The New Notes will be issued under an Indenture, dated as of February 4, 2011, as supplemented by a Supplemental Indenture, dated as of January 31, 2012 (the “Indenture”), by and among the Company, the Partnership, as co-issuer of the Old Notes and New Notes, the Guarantors, and Wells Fargo Bank, National Association, as trustee and collateral agent (the “Trustee”). At your request, this opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act for filing as an exhibit to the Registration Statement.

In connection with the preparation of this opinion, we have reviewed, among other things, (i) the general partnership agreement of the Partnership (the “Partnership Agreement”), (ii) the certificate of formation and operating agreement of the Virginia Guarantor (together with the Partnership Agreement, (iii) the written consent of the general partners of the Partnership relating to the issuance of the New Notes and the written consent of the managers of the Virginia Guarantor relating to the guarantee of the New Notes, and (iv) executed copies of the Indenture and (v) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the Partnership and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. We have also assumed, with your approval, (a) the existence of all parties to the Indenture other than the Partnership and the Virginia Guarantor, (b) that the Indenture has been duly authorized by all parties thereto other than the Partnership and the Virginia Guarantor, and has been duly executed and delivered by all parties thereto, (c) that the New Notes and the Guarantees will conform to the form thereof attached as an Exhibit to the Indenture, and (d) that each of WEI and WRV has duly authorized the execution and delivery, in its own behalf and on behalf of the Partnership, and has validly executed and delivered, in its own behalf and on behalf of the Partnership, the Indenture and the other documents and instruments contemplated thereby.

In connection with this opinion, we have assumed that the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, and subject to the limitations, exceptions, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

(a) the Partnership is validly existing under the laws of the Commonwealth of Virginia and has the partnership power and authority to execute and deliver the Indenture and the other documents and instruments contemplated thereby to which it is a party, and to perform its obligations thereunder.

(b) the execution and delivery of the New Notes and the Indenture by the Partnership, the issuance of the New Notes by the Partnership, and the performance of the Partnership’s obligations thereunder have been duly authorized by all necessary partnership action on the part of the Partnership.

(c) the Virginia Guarantor is validly existing and in good standing under the laws of the Commonwealth of Virginia and has the limited liability company power and authority to execute and deliver the Indenture and the other documents and instruments contemplated thereby to which it is a party, and to perform its obligations thereunder.

(d) the execution and delivery of the Indenture and the Guarantees by the Virginia Guarantor, and the performance of its obligations thereunder as guarantors of the New Notes have been duly authorized by all necessary limited liability company action on the part of the Virginia Guarantor.

We express no opinion concerning the validity or enforceability of the Indenture, the New Notes or the Guarantees.

The foregoing opinions are based on and are limited to the laws of the Commonwealth of Virginia and we render no opinion with respect to any other laws or the laws of any other jurisdiction.

Except for the use of this opinion that is permitted below, this opinion may not be quoted, circulated or published, in whole or in part, or otherwise referred to, filed with or furnished to any other person or entity, without our express prior written authorization. This opinion is strictly limited to the matters stated herein, and no other or more extensive opinion is intended or implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

/s/ WILLIAMS MULLEN